                                                                       EXHIBIT 2

                                 AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT

     Amendment No. 1 to Rights Agreement, dated February 15, 2000, to Rights Agreement, dated as of November 26, 1996 (the "Rights Agreement") between Integ Incorporated, a Minnesota corporation, and Norwest Bank Minnesota, National Association (all terms not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement).

                                   WITNESSETH:

     WHEREAS, the Company and the Rights Agent have previously entered into the Rights Agreement specifying the terms of the Rights;

     WHEREAS, Section 27 of the Rights Agreement provides that, prior to the time any Person becomes an Acquiring Person and subject to certain limitations contained in such Section, the Company may by resolution of its Board of Directors and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights Certificates;

     WHEREAS, no Person has become an Acquiring Person;

     WHEREAS, Amira Medical, a Delaware corporation ("Amira") and the Company have entered into a Series B Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Amira may purchase up to 3,000,000 shares of Series B Preferred Stock ("Series B Preferred") of the Company upon the terms and subject to the conditions contained in the Stock Purchase Agreement; and

     WHEREAS, the Company's Board of Directors has duly approved amending the Rights Agreement to contain the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agree as follows:

     1. Amendment to Section 1(a). The definition of "Acquiring Person" contained in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Rights Agreement to the contrary, Amira shall not be deemed to be an Acquiring Person by virtue of (i) the acquisition of Series B Preferred pursuant to the Stock Purchase Agreement or (ii) the conversion of shares of Series B Preferred into Common Shares of the Company pursuant to the terms of the Stock Purchase Agreement and the Certificate (as defined in the Stock Purchase Agreement)."

     2. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof.

          "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of the announcement or occurrence of (i) the execution of the Stock Purchase Agreement, (ii) the acquisition by Amira of shares of Series B Preferred pursuant to the Stock Purchase Agreement, or (iii) the conversion of the shares of Series B Preferred held by Amira into Common Shares in accordance with the Stock Purchase Agreement and the Certificate."

     3. Other Provisions. The other provisions of the Rights Agreement shall continue in full force and effect as set forth in the Rights
Agreement and are not affected in any way by this Amendment No. 1.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed on the day and year first set forth above.

                                       INTEG INCORPORATED



                                       By: /s/ Susan L Critzer
                                           -------------------------------------
                                           Susan L. Critzer
                                           Chief Executive Officer



                                       NORWEST BANK MINNESOTA,
                                       NATIONAL ASSOCIATION



                                       By: /s/ Greg Luedke
                                           ------------------------------------
                                           Name:  Greg Luedke
                                           Title:  Account Manager



                                      -2-